BARPOINT.COM, INC.
                                         One East Broward Blvd., Suite 410
                                             Ft. Lauderdale, FL 33301

                                     NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO
                                     BE HELD ON APRIL 4, 2000 AT 12:00 P.M.

To the Shareholders of
BarPoint.com, Inc.

         Notice is hereby given that the Annual Meeting of Shareholders of BarPoint.com, Inc., a Delaware corporation (the "Company"), will be held at the Riverside Hotel, 620 East Las Olas Boulevard, Fort Lauderdale, Florida 33301 on April 4, 2000 at the hour of 12:00 noon local time for the following purposes:

(1) To elect seven (7) Directors of the Company for the following fiscal year;

(2) To approve the Company's 1999 Equity Incentive Plan (the "Plan");

(3) To approve options granted under the 1999 Equity Incentive
Plan, as approved by the Company's Board of Directors, to certain employees of the Company; and

(4) To approve an amendment to the Company's Certificate of Incorporation to increase the authorized shares of Common
Stock which the Company shall have authority to issue from 20,000,000 shares of a par value of $.001 per share to 100,000,000 shares of a par value of $.0001 per share.

(5) To transact such other business as may properly come before the Meeting.

         Only shareholders of record at the close of business on March 1, 2000 are entitled to notice of and to vote at the meeting or any adjournment thereof.

                                            By Order of the Board of Directors


                                            Jeffrey W. Sass, Secretary

March 1, 2000

                  IF YOU WISH TO VOTE IN FAVOR OF EACH OF THE PROPOSALS AND FOR THE NOMINEES PRESENTED, CHECK THE APPROPRIATE BOX AND SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IN ANY EVENT, YOUR PROMPT RETURN OF SIGNED AND DATED PROXY WILL BE APPRECIATED.

                                          ANNUAL MEETING OF STOCKHOLDERS

                                                        OF

                                                BARPOINT.COM, INC.



                                                 -----------------

                                                  PROXY STATEMENT
                                                 -----------------

                                                GENERAL INFORMATION

Proxy Solicitation

                  This Proxy Statement is furnished to the holders of Common Stock, $.001 par value per share ("Common Stock"), of Barpoint.com, Inc. (the "Company") in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders ("Annual Meeting") to be held April 4, 2000, or at any continuation or adjournment thereof, pursuant to the accompanying Notice of Annual Meeting of Stockholders. The purpose of the meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Stockholders. The
Board of Directors knows of no other business which will come before the meeting.

                  Proxies for use at the meeting will be mailed to stockholders on or about March 3, 2000 and will be solicited chiefly by mail, but additional solicitation may be made by telephone, telegram or other means of telecommunications by directors, officers, consultants or regular employees of the Company. The Company may enlist the assistance of brokerage houses, fiduciaries, custodians and other like parties in soliciting proxies. All solicitation expenses, including costs of preparing, assembling and mailing the proxy material, will be borne by the Company.

Revocability and Voting of Proxy

                  A form of proxy for use at the meeting and a return envelope for the proxy are enclosed. Stockholders may revoke the authority granted by their execution of proxies at any time before their effective exercise by filing with the Secretary of the Company a written revocation or duly executed proxy bearing a later date or by voting in person at the meeting. Shares represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified thereon. If no specifications are given, the proxies intend to vote "FOR" each of the nominees for director as described in Proposal No. 1 and "FOR" proposals 2 and 3. Proxies marked as abstaining will be treated as present for purposes of determining a quorum for the Annual Meeting, but will not be counted as voting in respect of any matter as to which abstinence is indicated. If any other matters properly come before the meeting or any continuation or adjournment thereof, the proxies intend to vote in accordance with their best judgment.

Record Date and Voting Rights

                  Only stockholders of record at the close of business on March 1, 2000 are entitled to notice of and to vote at the Annual Meeting of Shareholders or any continuation or adjournment thereof. On that date there were 15,404,491 shares of common stock outstanding. Each share of Common Stock is entitled to one vote per share. Any share of Common Stock held of record on March 1, 2000 shall be assumed, by the Board of Directors, to be owned beneficially by the record holder thereof for the period shown on the Company's stockholder records. The affirmative vote of a majority of the shareholders present in person or by proxy at the meeting is required for the election of the directors to be elected by such shares.

                                                  PROPOSAL NO. 1

                                               ELECTION OF DIRECTORS

                  The By-Laws of the Company provide for a Board of Directors of not less than three (3) members. The Board of Directors currently consists of seven (7) members. At the meeting, seven (7) directors will be elected to serve until the 2000 Annual Meeting of Stockholders and until their successors have been elected and qualified. Present vacancy or vacancies which occur during the year may be filled by the Board of Directors, and any directors so appointed must stand for reelection at the next annual meeting of stockholders. All current directors have been nominated for re-election. The nominees to be voted on by stockholders are Messrs. Rothschild, Jeffrey W. Sass, Siegel, David W. Sass, Schilowitz, Linn, and Jaeggi.

                  All nominees have consented to be named and have indicated their intent to serve if elected. The Company has no reason to believe that any of these nominees are unavailable for election. However, if any of the nominees become unavailable for any reason, the persons named as proxies may vote for the election of such person or persons for such office as the Board of Directors of the Company may recommend in the place of such nominee or nominees. It is intended that proxies, unless marked to the contrary, will be voted in favor of the election of Messrs. Rothschild, Jeffrey W. Sass, Siegel, David W. Sass, Schilowitz, Linn, and Jaeggi.

                              NOMINEES FOR ELECTION

The Directors of the Company and a brief summary of their business experience and certain other information with respect to them are set forth below:

Name                                Age              Capacities In Which Served

Leigh M. Rothschild                 49               CEO and Chairman

Jeffrey W. Sass                     40               Chief Operating Officer,
                                                     Executive Vice President
                                                     and Secretary

Seymour G. Siegel                   57               Treasurer and Director

David W. Sass                       64               Director

Matthew C. Schilowitz               36               Director

Jay Howard Linn                     65               Director

Kenneth Jaeggi                      53               Director


         The biographies of the directors are as follows:


Leigh M. Rothschild. Prior to founding the Company in October 1998, Mr. Rothschild was President and Chief Executive Officer of Intracorp Entertainment, Inc., a consumer software company with worldwide product distribution that he founded in 1984. Mr. Rothschild is a former presidential appointee to the High-Resolution Board for the United States under former President George W. Bush. He has served two Florida governors on technology boards and served as a special advisor to the their Florida Secretary of Commerce, now Governor, Jeb Bush. Prior to founding Intracorp, Mr. Rothschild was a real estate investor and founded several high technology companies. Mr. Rothschild has an undergraduate degree from and has also done post graduate work at the University of Miami.

Jeffrey W. Sass. Prior to joining the Company in June 1999, Mr. Sass formed, in July 1997, the Marketing Machine, a full-service marketing agency and consulting firm, servicing clients in computer hardware, software and other industries. From April 1995 through July 1997 he served as Vice President of marketing at Intracorp Entertainment. From July 1994 through April 1995 Mr. Sass was the director of marketing of Gametek, Inc. Mr. Sass is a graduate of Cornell University.

Seymour G. Siegel. Mr. Siegel became a director of the Company in July 1995. Mr. Siegel is a CPA and from 1969-1990 was senior partner and founder of Siegel Rich & Co. P.C. (Siegel

Rich), an accounting firm specializing in privately owned businesses and high net worth individuals. In 1990, Siegel Rich merged with M.R. Weiser & Co. Mr. Siegel stayed on as a senior partner until 1994, when he co-founded Siegel Rich Incorporated, a firm providing advisory services to businesses regarding mergers and acquisitions, long-range planning and problem resolution. Mr. Siegel is also a former director of the Oak Hall Capital Fund and Prime Motor Inns, L.P.

David W. Sass. Mr. Sass has been a director of the Company since July 1995. For the past 39 years, Mr. Sass has been a practicing attorney in New York City and is currently a senior partner in the law firm of McLaughlin & Stern, LLP, counsel to our company. Mr. Sass is a director of Genisys Reservation Systems, Inc., a company engaged in the Internet travel business; an officer of Westbury Metals Group, Inc. a company engaged in the refining of precious metals; a director of Pallet Management Systems, Inc. a company engaged in the manufacture and repair of wooden pallets and other packaging services and a member and Vice Chairman of the Board of Trustees of Ithaca College.

Matthew C. Schilowitz. Mr. Schilowitz has been a director of the Company since its inception in 1995 and from inception until June 3, 1999, was our president and chairman. Prior to The Harmat Organization, Inc., Mr. Schilowitz was President of Harmat Homes, Inc. Mr. Schilowitz has a B.A. in finance from the AB Freeman School of Business at Tulane University.

Jay Howard Linn. Mr. Linn has been a director of the Company since July 1999. Since 1995, he has practiced in his own firm as a certified public accountant. Prior to going out on his own, he was a partner at the CPA firm of Moss & Linn for 14 years in North Miami, Florida.

Kenneth Jaeggi. Mr. Jaeggi became a director of the Company in September 1999. He is the Senior Vice President of Finance and the Chief Financial Officer of Symbol Technologies, Inc. From May 1996 to May 1997, he was a member of the Office of the Chairman and the Operating Committee of Electromagnetic Sciences in Atlanta, GA. From December 1992 until May 1996, Mr. Jaeggi served as Senior Vice President, Chief Financial Officer and consultant of Scientific-Atlanta, Inc., a leading producer of cable network and satellite communications systems.

         David W. Sass is the father of Jeffrey W. Sass.

         Messrs. Leigh M. Rothschild and Jeffrey W. Sass were previously employed by a company, Intracorp Entertainment, Inc. which on October 4, 1996 filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code. Messrs. Jeffrey W. Sass and Leigh M. Rothschild were officers of Intracorp, and are now current officers of the Company. The filing of this bankruptcy petition was caused, in part, by the failure and subsequent bankruptcy of two of Intracorp's largest accounts receivable debtors. Intracorp operated as a debtor-in-possession under case number 96-16276-BKC-RAM, United States Bankruptcy Court for the Southern District of Florida. On March 20, 1998, the Bankruptcy Court entered its order converting Intracorps bankruptcy case to a case under Chapter 7 of the U.S. Bankruptcy Code. Marcia Dunn was appointed as Chapter 7 Trustee and undertook liquidating the remaining assets of Intracorp.

                     Security Ownership of Certain Beneficial Owners

            The following tabulation shows the security ownership as of March 1, 2000 of (i) each person known to the Company to be the beneficial owner of more than 5% of the Company's outstanding Common Stock; (ii) each of the Company's directors and executive officers and (iii) all directors and executive officers as a group. As of March 1, 2000, we had 15,404,491 shares of Common Stock issued and outstanding.

Name & Address                                           Number of Shares Owned                Percent of Class

 Leigh M. Rothschild (1)(4)
c/o BarPoint.com
One East Broward Blvd.                                             926,818                              6.0%
Suite 410
Ft. Lauderdale, FL 33301

 Irrevocable Trust No. III (2)
c/o Jay Howard Linn, Trustee
1160 Kane Concourse, Suite 205                                   4,973,328                             32.3%
Miami, Fl. 33154

David W. Sass (3)(7)
c/o McLaughlin Stern, LLP
260 Madison Avenue                                                   69,817                               *
New York, NY 10016

Matthew C. Schilowitz (5)
PO BOX 108                                                                                             11.7%
Remsenburg, NY 11960                                            1,813,412

Jeffrey W. Sass (6)
c/o BarPoint.com
One East Broward Blvd.                                                                                  3.1%
Suite 410                                                         487,192
Ft. Lauderdale, FL 33301

Seymour G. Siegel(8)                                               59,817                                 *
c/o Siegel Rich, Inc.
295 Madison Avenue
Suite 926
New York, NY 10017

Jay Howard Linn(9)                                                71,313                                  *
1160 Kane Concourse, Suite 205
Miami, Fl. 33154

Kenneth Jaeggi(10)
Symbol Technologies
One Symbol Plaza                                                     0                                    *
Holtsville, NY 11742-1300



                                                         5




Name & Address                                           Number of Shares Owned                Percent of Class

Symbol Technologies(11)
One Symbol Plaza                                             1,355,789                                  8.8%
Holtsville, NY 11742-1300

All Officers and Directors                                   3,590,969                                23.3%
as a Group (7 persons)
(1)(3)(4)(5)(6)(7)(8)(9)(10)

         * Represents an amount less than one (1%) percent.

   (1)             Does not include 156,736 shares and options to
                   purchase 16,730 shares at an exercise price of $1.90
                   per share, owned by Mr. Leigh M. Rothschild's brother or 156,736 shares and options to purchase 16,730 shares at an exercise price of $1.90 per share owned by the Rothschild
                   Children Present Interest Trust, nor 4,973,328 shares and options to purchase 548,660 shares at an exercise price of $1.90 per share, owned by the Irrevocable Trust No. III, in all of such shares Mr. Leigh M. Rothschild disclaims any beneficial interest.
   (2)             Does not include 156,736 shares and options to
                   purchase 16,730 shares at an exercise price of $1.90
                   per share, owned by The Rothschild Children's Present Interest Trust nor 31,213 shares and options to purchase 3,343 shares at an exercise price of $1.90 per share, owned by Jay Howard Linn, the trustee of both trusts, nor options to purchase 548,660 shares at an exercise price of $1.90 per share.
   (3)             Does not include 79,609 shares and options to
                   purchase 8,498 shares at an exercise price of $1.90
                   per share, owned by McLaughlin & Stern, LLP, counsel to the Company, of which firm David W. Sass is a member. David W. Sass is the father of Jeffrey W. Sass.
   (4)             Does not include options to purchase 66,908
                   shares at an exercise price of $1.90 per share.
                   Includes options to purchase 300,000 shares at $6.97 pursuant to our company's 1999 Equity Incentive Plan.
   (5)             Includes options to purchase 190,615 shares at
                   $1.90 per share, options to purchase 180,000 shares
                   at $6.97 per share, options to purchase 346,049 shares pursuant to the 1996 Stock Option Plan exercisable at $.30 per share and options to purchase 576,748 shares at $.30 per share under his former employment agreement.
   (6)             Does not include options to purchase 66,650
                   shares at an exercise price of $1.90 per share.
                   Includes options to purchase 255,000 shares at $6.97 pursuant to our company's 1999 Equity Incentive Plan.
   (7)             Includes options to purchase 40,000 shares
                   pursuant to the Company's 1999 Equity Incentive Plan.
   (8)             Includes options to purchase 20,000 shares
                   pursuant to the Company's 1999 Equity Incentive Plan.
   (9)             Includes options to purchase 40,000 shares
                   pursuant to the Company's 1999 Equity Incentive Plan.
                   Does not include shares or options (as set forth in this table) owned by the Rothschild Children's Present Interest Trust or the Irrevocable Trust Agreement III. Mr. Linn is a trustee of both trusts. Does not include options to purchase 3,344 shares at an exercise price of $1.90 per share.
   (10)            Does not include 1,315,789 shares owned by
                   Symbol Technologies, which company Mr. Jaeggi is
                   Senior Vice President and Chief Financial Officer and disclaims any beneficial ownership thereof.
   (11) Includes options to purchase 40,000 shares pursuant to the Company's 1999 Equity Incentive Plan.


Compliance With Section 16(a) of the Securities Exchange Act of 1934

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires certain officers, directors, and beneficial owners of more than ten percent of the Company's common stock to file reports of ownership and changes in their ownership of our equity securities with the Securities and Exchange Commission. Based solely on a review of the reports and representations furnished to us during the last fiscal year, the Company believes that each of these persons is in compliance with all applicable filing requirements.

         During the fiscal year ended September 30, 1999 there were 10 meetings of the Company's Board of Directors. All of the directors at the time of each meeting were in attendance.


Summary Compensation Table. The following table sets forth the aggregate cash compensation paid for services rendered to the Company during each of the Company's last three fiscal years by all individuals who served as the Company's Chief Executive Officer during the last fiscal year and our company's most highly compensated executed officers who served as such during the last fiscal year.



                                         Annual Compensation                 Long-Term Compensation

                                                                     Other
                                                                    Annual
   Name and Principal                                              Compensa           Securities Underlying
       Position               Year         Salary($)      Bonus    tion ($)               Options SARs

Leigh M. Rothschild(1)        1999      $66,667
Chief Executive Officer

   Jeffrey W. Sass (1)        1999      $50,000
    Executive Vice President

   Matthew C. Schilowitz(2)   1999      $150,000                              190,615 shares of common stock
     Director/Consultant      1998      $155,000                              576,748 shares of common stock
                              1997      $105,000                              346,049 shares of common stock


(1) Messrs. Rothschild and Sass were employed by the Company for only four months of our fiscal 1999 year and salary payments amounts reflect for a partial year.

(2) The Plan for Incentive Compensation of Matthew C. Schilowitz (the "Schilowitz Incentive Plan") was adopted by the Board of Directors and approved by the Company's stockholders on March 1, 1996, amended August 3, 1996, March 24, 1997 and June 19, 1998. Pursuant to the Schilowitz Incentive Plan, Mr. Schilowitz has been granted an option to purchase up to an aggregate of 500,000 shares of common stock at $.35 per share, which has been adopted to 576,748 shares exercisable at $.30 per share.

On March 24, 1997, as part of the Company's 1996 Incentive Stock Option Plan, Mr. Schilowitz was granted options to purchase 300,000 shares of the Company's common stock at an exercise price of $2.337 per share, being 110% of the fair market value of such shares on the date of grant. On June 19, 1998 the Company reduced the exercise price of such options to $.35, and then later reduced to its current price at $.30 per share and adjusted the number of shares to 346,049, as a result of anti-dilution provisions provided in the plan. The options have a duration of five years.

In connection with services rendered, the acquisition agreement Matthew C. Schilowitz for certain services rendered and to be rendered was awarded options to purchase an aggregate of 190,615 shares at $1.90 per share, exercisable over a five year period.

  Employment Agreements

The Company entered into three year employment agreements with Leigh M. Rothschild and Jeffrey W. Sass and a three year consulting agreement with Matthew C. Schilowitz. Mr. Rothschild's employment agreement provides for a base salary of $200,000 in the first year with a raise of $50,000 in each of the second and third years. Mr. Sass's employment agreement provides for a base salary of $150,000 in the first year with a raise of $25,000 in each of the second and third years. In addition, each of Messrs. Rothschild and Sass is eligible to participate in our Bonus Incentive Plan and our employee benefit plans, and each receives a car allowance of $750 per month. Upon termination other than for death or disability, each will continue to receive his base salary for the remainder of the term and retain any stock options whether or not vested or exercisable. Under his consulting agreement, Mr. Schilowitz receives a fee of $150,000 for the first year, $175,000 for the second year and $200,000 for the third year. He may participate in our employee benefit plans to the extent eligible and receives a car allowance of $750 per month. In addition, he will receive a bonus in the amount of 60% of the bonus granted to Mr. Rothschild, if and when Mr. Rothschild receives a bonus pursuant to his employment agreement. Upon termination other than for death or disability, Mr. Schilowitz will continue to receive his base fee for the remainder of the term and retain any stock options whether or not vested or exercisable.

 Stock Option Plans

In March 1996, the Company adopted a plan for incentive  compensation of Matthew
C. Schilowitz, who is currently a director and consultant and was chairman and president. This plan was amended in August 1996, March 1997 and June 1998. Under this plan, Mr. Schilowitz has been granted an option to purchase up to an aggregate of 500,000 shares of common stock at $.35 per share, which has been adjusted to 576,748 shares of common stock at an exercise price of $.30 per share as a result of dilution protection. In conjunction with the acquisition of BarPoint all such options have become fully vested.

In February 1996, the Board of Directors adopted the 199 Incentive Stock Option Plan providing for awards of up to a total of 400,000 shares of our common stock. In January 1997, the Company granted five year options under the Plan providing for 10,000 shares at a price of $2.125 per share ($.35 as amended) to four directors and three key employees of The Harmat Organization. During 1998, 10,000 of these options were forfeited with the termination of employment of a key employee. During the year ended September 30, 1999, 60,000 options were exercised.

On March 24, 1997, as part of the Company's 1996 Incentive Stock Option Plan, Mr. Schilowitz was granted options to purchase 300,000 shares of the Company's common stock at an exercise price of $2.337 per share, being 110% of the fair market value of such shares on the date of grant. On June 19, 1998 the Company reduced the exercise price of such options to $.35, and then later reduced to its current price at $.30 per share and adjusted the number of shares to 346,049, as a result of anti-dilution provisions provided in the plan. The options have a duration of five years.

As part of the acquisition the Company authorized five year options to purchase 800,000 shares of Common Stock at an exercise price of $1.90 per share. Such options vest as follows: one-third after June 3, 2000; one-third after June 3, 2001 in the event we achieve revenues of $24,500,000 in the second year and one third after June 3, 2000 in the event we achieve revenues of $89,500,000 in the third year. To date all of the options have been granted to certain employees, management and the original BarPoint.com shareholders.

The 1999 Plan for Incentive Stock Options was adopted by the Board of Directors on September 17, 1999, subject to stockholder approval, authorizing us to grant five year options to purchase 1,500,000 shares of our common stock at fair market value at date of grant, with the exception of grants to certain officer's at 85% of the fair market value at the date of grant. To date, 919,000 options have been granted.

 Option/SAR Grant Table

              The table below sets forth the following information with respect to options granted to the named executive officers during fiscal year 1999 and the potential realizable value of such option grants (1) the number of shares of common stock underlying options granted during the year, (2) the percentage that such options represent of all options granted to employees during the year, (3) the exercise price, and (4) the expiration date.


                                       Individual Grants


                              Number of       Percent of Total
                              Securities      Options/SARs
                              Underlying      Granted To               Exercise
                              Options/SARs    Employees in             Price       Expiration
                                              Fiscal Year              (S/Sh)      Date


Leigh M. Rothschild..            -0-               0%                     -          -
 CEO and  Chairman

Jeffrey W. Sass......
 Chief Operating Officer,
Executive Vice President
 and Secretary                   -0-               0%                     -           -


Matthew C. Schilowitz....       190,615            32.7%                $1.90        6/3/2004
former CEO Consultant

  Option Exercises and Values for 1999

              The table below sets forth the following information with respect to option exercises during fiscal 1999 by each of the named executive officers and the status of their options at September 30, 1999 (1) the number of shares of common stock acquired upon exercise of options during fiscal 1999, (2) the aggregate dollar value realized upon the exercise of such options, (3) the total number of exercisable and non exercisable stock options held at September 30, 1999, and (4) the aggregate dollar value of in-the-money exercisable options at September 30, 1999.


                                                     AGGREGATED
                                     OPTION VALUES ON SEPTEMBER 30, 1999

                                                            Number of Securities                   Value of Unexercised
                                                            Underlying Unexercised                 In-the-Money Options
                                                            Options at 9/30/99                     at 9/30/99(1)
Name                                Exercisable             Unexercisable              Exercisable            Unexercisable

Leigh M. Rothschild                   -0-                       -0-                       -0-                -0-

Jeffrey W. Sass                       -0-                       -0-                       -0-                -0-

Matthew C. Schilowitz              1,113,412                    -0-                  $4,580,111.11           -0-


1. Values are calculated by subtracting the exercise price from the fair market value of the underlying common stock. For purposes of this table, fair market value is deemed to be $4.6875, the average of the high and low bids for our common stock price on the OTC Bulletin Boar on September 30, 1999.

                                               CERTAIN TRANSACTIONS

The June 3, 1999 Acquisition

    The Company's present business and technology was acquired from a Florida corporation by the name of BarPoint.com, Inc. The Company acquired the Florida corporation of BarPoint.com, Inc. when the Company, then The Harmat Organization, Inc., purchased all of the outstanding shares of the Florida corporation of BarPoint.com, Inc. The transaction was accounted for as a reverse acquisition, as if the Florida BarPoint acquired our company, due to the fact that the former shareholders of the Florida BarPoint owned a majority of its common stock after the transaction. Upon the closing of the acquisition, the Company changed its name from The Harmat Organization, Inc. to BarPoint.com, Inc.

       The consideration for the acquisition was 6,634,042 shares of the Company's common stock based upon a negotiated value of $1.90 per share. The purchase price was subject to adjustment depending upon the value of certain assets of the Company at the date of closing (June 3, 1999) and over a 45 day period following the closing.

    A group of investors headed by Matthew C. Schilowitz, a shareholder and former President and Director of the Company, made a capital contribution to the company of 250,000 shares of FinancialWeb.com, Inc. and certain other assets. The then Board of Directors of the Company declared a stock dividend of its common stock to shareholders of record on June 2, 1999, excluding the shareholders of the acquired company (the Florida BarPoint) who received the Company's common stock in the transaction. The number of shares to be distributed in the dividend was determined based upon the value of the FinancialWeb Stock over a 45 day period, plus the agreed upon value of the other assets contributed. The payment of the dividend of a total of 878,770 shares of the Company's common stock was made on October 19, 1999.

    As part of the transaction the Company sold to Leigh M. Rothschild, President of the Florida corporation of BarPoint.com, Inc., and the Company's current Chief Executive Officer, three (3) shares of our company's Series A Stock for a purchase price of $10.00 per share. The Preferred Stock shall vote on a pari-passu basis with our common stock. The first share of Preferred Stock shall have 216,667 votes, the second share shall have 108,333 votes and the third share of Preferred Stock shall have 346,766 votes. In no event will any of the Preferred Stock have any votes after five years from the date of issue.

    As part of the acquisition the Company authorized five year options to purchase 800,000 shares of its common stock at an exercise price of $1.90 per share. To date, all of the options have been granted to certain employees, management and the original BarPoint shareholders. Such options vest as follows: one-third (1/3) immediately after one year from the date of the closing of the acquisition (June 3, 1999), one-third (1/3) after the second year from the date of the closing of the acquisition, in the event our company achieves 50% of its revenue projection of $49,000,000 in such second year, and the balance of one-third (1/3) after the third year from the date of closing of the acquisition, in the event our company achieves 50% of its revenue projection of $179,000,000 in such third year. Projections referred to herein are the Florida corporation of BarPoint.coms April 1, 1999 business projections as presented to the Company prior to the closing of the acquisition.

 Other Related Transactions

    In August 1999, the Company announced a strategic partnership with Symbol Technologies, Inc. As part of the strategic partnership Symbol Technologies purchased 1,315,789 shares of the Company's common stock representing approximately 9% of its outstanding common stock and granted a royalty free license to use Symbol's scanner patents. The Company agreed to sell Symbol SPT 1500 machines and grant Symbol the right to designate one designee to the Company's Board of Directors. Ken Jaeggi, CFO and Senior Vice President of finance of Symbol Technology, was designated as Symbol's designee to the Company's Board of Directors. Symbol manufactures a wide range of barcode scanning hardware that is compatible with BarPoint's service, including the SPT 1500, a handheld organizer using the popular Palm platform with a built in laser barcode scanner.

    David W. Sass, a director of the Company, is the father of Jeffrey W. Sass, our Chief Operating Officer and Executive Vice President. Mr. David W. Sass is a partner with McLaughlin & Stern, LLP, counsel to the Company. McLaughlin & Stern received 79,609 shares and options to purchase at $1.90 per share, 8,498 shares in the Company, representing less than 1% of its outstanding shares as of December 23, 1999, as part of the acquisition transaction. In addition, McLaughlin & Stern received aggregate legal fees of $69,000 and $19,000 during 1999 and 1998 respectively, for services rendered to the Company.

    In August 1999, the Company repaid a loan to Leigh M. Rothschild, president of the Company, in the amount of $110,000. The loan amount was unsecured and non-interest bearing.

The 1999 Plan for Incentive Stock Options was adopted by our board of directors on September 17, 1999. Options were granted to Leigh M. Rothschild and Jeffrey
W. Sass to purchase 300,000 and 255,000 shares of common stock respectively, exercisable at $6.97. In addition Matthew C. Schilowitz was granted an option to purchase 180,000 shares, exercisable at $6.97 per share. In addition options to purchase 40,000 were granted to each of David W. Sass, Jay Howard Linn, Seymour
G. Siegel and Ken Jaeggi. Mr. Jaeggi's options are currently owned by Symbol Technologies.

    A Plan for Incentive Compensation of Matthew C. Schilowitz was adopted by our board of directors and approved by our company's stockholders on March 1, 1996, amended August 3, 1996, March 24, 1997 and June 19, 1998. The plan is currently fully vested and can be exercised for a period of 10 years expiring April 1, 2006. Pursuant to this plan, Mr. Schilowitz has been granted an option to purchase up to an aggregate of 500,000 shares of common stock at $.35 per share, which has been adjusted to 576,748 shares exercisable at $.30 per share.

    On January 23, 1997, the Board of Directors voted to grant options to four directors, (David W. Sass, Scott Prizer, David Eiten, and Seymour G. Siegel) under the terms of the Company's 1996 Stock Option Plan. Each board member abstained from voting for himself. Each individual was granted a five year option to purchase 10,000 shares at a price of $2.125. On June 19, 1998 the exercise price was reduced to $.35. All of such options have been exercised.

    On March 24, 1997, as part of the Company's 1996 Qualified Stock Option Plan, Mr. Schilowitz was granted an option of 300,000 shares (which was later adjusted after a stock dividend to 346,049 shares) of the Company's common stock at an exercise price of $2.337 per share, being 110% of the fair market value of such shares on the date of grant. On June 19, 1998, the Board of Directors voted to reduce the exercise price of such options for Mr. Schilowitz to $.35 ($.30, as amended). This option has a duration of five-years.

    In July 1997, Matthew C. Schilowitz became personally indebted to the Company pursuant to a certain promissory note in the original principal amount of $225,000.00 the Note evidencing such debt carried interest at the Prime Rate charged by Chase Manhattan Bank, NA, and is collateralized by 500,000 shares of its common stock. The balance of this loan as of June 30, 1999 was $218,655.

    Pursuant to an agreement between Mr. Schilowitz and the Company, such note and all accrued interest thereon deemed satisfied and paid in full in exchange for Mr. Schilowitz's waiver of commissions in the amount of $246,548.95.

    During 1997 and 1998 the Company made loans to related parties in the amount of $67,600 and $186,696, respectively. These loans had no stated interest rate and are due on demand.

    In April 1997 the Company purchased a building lot from Emerald Woods Development Corp. (Of which Matthew C. Schilowitz is a 50% owner) for $195,000 and constructed and sold a house on such lot. The Company purchased two additional building lots from Emerald Woods in December 1997 for $190,000 and simultaneously sold them to an unaffiliated third party.

    In October 1997 the Company purchased a 2.5% Class A Limited Partnership interest in Woodland Development Associates (of which Matt Schilowitz owns 11.1%) for a purchase price of $50,000.

    During 1998 the Company purchased a building lot from Crossings Associates, L.P. (of which Matthew C. Schilowitz is a 11.1% owner) and constructed and sold a house on such lot.

THE BOARD OF DIRECTORS OF THE COMPANY DEEMS PROPOSAL NUMBER 1 TO BE IN THE BEST INTEREST OF THE COMPANY AND ITS SHAREHOLDERS AND RECOMMENDS A VOTE "FOR" ITS APPROVAL.

                                                  PROPOSAL NO. 2

                                      APPROVAL OF 1999 EQUITY INCENTIVE PLAN

The 1999 Equity Incentive Plan was adopted by the Board of Directors on September 17, 1999, subject to stockholder approval, authorizing the Company to grant five year options to purchase 1,500,000 shares of its common stock at fair market value at date of grant, with the exception of grants to certain officers at 85% of the fair market value at the date of grant. To date, 919,000 options have been granted, and are subject to your approval. Options under the Plan shall be available to be granted to employees (including officers and directors), consultants or advisers of the Company or of a Parent, Subsidiary or Affiliate of the Company (a "Participant"). Any definitions not set forth herein shall be defined as set forth in the 1999 Equity Incentive Plan, attached hereto as Exhibit A. The Plan provides for Options in the form of Incentive Stock Options (ISOs) and Non-Qualified Stock Options such as Restricted Stock Awards and Stock Bonus Awards.

ISOs (as defined in Section 5 of the attached Plan) may be granted only to employees (including officers and directors who are also employees) of the Company or of a Parent or Subsidiary of the Company. All other Awards may be granted to employees, officers, consultants and advisors of the Company or any Parent, Subsidiary or Affiliate of the Company, provided such consultants and advisors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction. A person may be granted more than one Award under the Plan.

The Board of Directors, upon recommendation of the committee appointed by the Board of Directors to administer the Plan (the "Committee"), may grant Options to eligible persons and, upon recommendation of the Board of Directors, shall determine whether such Options shall be Incentive Stock Options within the meaning of the Internal Revenue Code of 1986 as amended (the "Code") ("ISO'S") or Nonqualified Stock Options ("NQSO's), the number of Shares subject to the Option, the Exercise Price of the Option, the period during which the Option may be exercised, and all other terms and conditions of the Option, subject to the Plan

Each Option granted under the Plan shall be evidenced by an Award Agreement which shall expressly identify the Option as an ISO or NQSO ("Stock Option Agreement"), and be in such form and contain such provisions (which need not be the same for each Participant) as the Board of Directors, upon recommendation of the Committee, shall from time to time approve, and which shall comply with and be subject to the terms and conditions of the Plan.

The date of grant of an Option shall be the date on which the Board of Directors, upon recommendation of the Committee, makes the determination to grant such Option, unless otherwise specified by the Board of Directors, upon recommendation of the Committee. The Stock Option Agreement and a copy of the Plan will be delivered to the Participant within a reasonable time after the granting of the Option.

Options shall be exercisable within the times o upon the events determined by Board of Directors, upon recommendation of the Committee, as set forth in the Stock Option Agreement; provided, however, that no Option shall be exercisable after the expiration of ten (10) years from the date the Option is granted, and provided further that no Option granted to a person who directly or by attribution owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company ("Ten Percent Shareholder") shall be exercisable after the expiration of five (5) years from the date the Option is granted. The Board of Directors, upon recommendation of the Committee, also may provide for the exercise of Options to become exercisable at one time or from time to time, periodically or otherwise, in such number or percentage as the Board of Directors, upon recommendation of the Committee, determines.

The Exercise Price shall be determined by the Board of Directors, upon recommendation of the Committee, when the Option is granted and may be not less than eighty-five percent (85%) of the Fair Market Value of the Shares on the date of grant; provided that (i) the Exercise Price of an ISO shall be not less than one hundred percent (100%) of the Fair Market Value of the Shares on the date of grant; (ii) the Exercise Price of any Option granted to a Ten Percent Shareholder shall not be less than one hundred ten percent (110%) of the Fair Market Value of the Shares on the date of grant; and (iii) the Exercise Price of any option granted that the Board of Directors intends to qualify under Section 162(m) of the Code, shall not be less than one hundred percent (100%) of the fair market value of the shares on the date of grant. Payment for the Shares purchased may be made in accordance with Section 8 of the Plan.

Options may be exercised only by delivery to the Company of a written stock option exercise agreement (the "Exercise Agreement") in a form approved by the Committee (which need not be the same for each Participant), stating the number of Shares being purchased, the restrictions imposed on the Shares, if any, and such representations and agreements regarding Participant's investment intent and access to information and other matters, if any, as may be required or desirable by the Company to comply with applicable securities laws, together with payment in full of the Exercise Price for the number of Shares being purchased.

A Restricted Stock Award is an offer by the Company to sell to an eligible person Shares that are subject to restrictions. The Board of Directors, upon recommendation of the Committee, shall determine to whom an offer will be made, the number of Shares the person may purchase, the price to be paid (the "Purchase Price"), the restrictions to which the Shares shall be subject, and all other terms and conditions of the Restricted Stock Award, subject to the Plan.

All purchases under a Restricted Stock Award made pursuant to the Plan shall be evidenced by an Award Agreement ("Restricted Stock Purchase Agreement") that shall be in such form (which need not be the same for each Participant) as the Board of Directors, upon recommendation of the Committee, shall from time to time approve, and shall comply with and be subject to the terms and conditions of the Plan. The offer of Restricted Stock shall be accepted by the Participant's execution and delivery of the Restricted Stock Purchase Agreement and full payment for the shares to the Company within thirty
(30) days from the date the Restricted Stock Purchase Agreement is delivered to the person. If such person does not execute and deliver the Restricted Stock Purchase Agreement along with full payment for the Shares to the Company within thirty (30) days, then the offer shall terminate, unless otherwise determined by the Committee.

The Purchase Price of Shares sold pursuant to a Restricted Stock Award shall be determined by the Board of Directors, upon recommendation of the Committee, and shall be at least eighty-five percent (85%) of the Fair Market Value of the Shares on the date the Restricted Stock Award is granted, except in the case of a sale to a Ten Percent Shareholder, in which case the Purchase Price shall be one hundred percent (110%) of the Fair Market Value. Payment of the Purchase Price may be made in accordance with Section 8 of the Plan.

A Stock Bonus is an award of Shares (which may consist of Restricted Stock) for services rendered to the Company or any Parent, Subsidiary or Affiliate of the Company. A Stock Bonus may be awarded for past services already rendered to the Company, or any Parent, Subsidiary or Affiliate of the Company pursuant to an Award Agreement (the "Stock Bonus Agreement") that shall be in such form (which need not be the same for each Participant) as the Board of Directors, upon recommendation of the Committee, shall from time to time approve, and shall comply with and be subject to the terms and conditions of the Plan. A Stock Bonus may be awarded upon satisfaction of such performance goals as are set out in advance in Participant's individual Award Agreement (the "Performance Stock Bonus Agreement") that shall be in such form (which need not be the same for each Participant) as the Board of Directors, upon recommendation of the Committee, shall from time to time approve, and shall comply with and be subject to the terms and conditions of the Plan. Stock Bonuses may vary from Participant to Participant and between groups of Participants, and may be based upon such other criteria as the Board of Directors, upon recommendation of the Committee, may determine; provided, however, that performance-based bonuses shall be restricted to individuals earning at least Sixty Thousand Dollars ($60,000) per year and of adequate sophistication and sufficiently empowered to achieve the performance goals.

A Stock Bonus that the Board of Directors intends to qualify for the performance-based exception under Code section 162(m) shall only be awarded based upon the attainment of one (1) or more of the following performance goals: stock price, market share, sales increases, earning per share, return on equity, cost reductions, or any other similar performance measure established by the Board of Directors, upon recommendation of the Committee. Such performance measures shall be established by the Board of Directors, upon recommendation of the Committee, in writing, no later than the earlier of (a) ninety (90) days after the commencement of the performance period with respect to which the Stock Bonus award is made; and (b) the date as of which twenty-five percent (25%) of such performance period has elapsed.

The Board of Directors, upon recommendation of the Committee, shall determine the number of Shares to be awarded to the Participant and whether such Shares shall be Restricted Stock. If the Stock Bonus is being earned upon the satisfaction of performance goals pursuant to a Performance Stock Bonus Agreement, then the Board of Directors, upon recommendation of the Committee, shall determine: (a) the nature, length and starting date of any period during which performance is to be measured (the "Performance Period") for each Stock Bonus; (b) the performance goals and criteria to be used to measure the performance, if any; (c) the number of Shares that may be awarded to the Participant; and (d) the extent to which such Stock Bonuses have been earned. Performance Periods may overlap and Participants may participate simultaneously with respect to Stock Bonuses that are subject to different Performance Periods and different performance goals and other criteria. The number of Shares may be fixed or may vary in accordance with such performance goals and criteria as may be determined by the Board of Directors, upon recommendation of the Committee. The Board of Directors, upon recommendation of the Committee, may adjust the performance goals applicable to the Stock Bonuses to take into account changes in law and accounting or tax rules and to make such adjustments as the Board of Directors, upon recommendation of the Committee, deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships.

The earned portion of a Stock Bonus may be paid currently or on a deferred basis with such interest or dividend equivalent, if any, as the Board of Directors, upon recommendation of the Committee, may determine. Payment may be made in the form of cash, Shares, including Restricted Stock, or a combination thereof, either in a lump sum payment or in installments, all as the Board of Directors, upon recommendation of the Committee, shall determine.

Whenever Shares are to be issued in satisfaction of Awards granted under the Plan, the Company may require the Participant to remit to the Company an amount sufficient to satisfy federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such Shares. Whenever, under the Plan, payments in satisfaction of Awards are to be made in cash, such payment shall be net of an amount sufficient to satisfy federal, state, and local withholding tax requirements.

When, under applicable tax laws, a Participant incurs tax liability in connection with the exercise or vesting of any Award that is subject to tax withholding and the Participant is obligated to pay the Company the amount required to be withheld, the Board of Directors may allow the Participant to satisfy the minimum withholding tax obligation by electing to have the Company withhold from the Shares to be issued that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld, determined on the date that the amount of tax to be withheld is to be determined (the "Tax Date"). All elections by a Participant to have Shares withheld for this purpose shall be made in writing in a form acceptable to the Board of Directors and shall be subject to the following restrictions:

(a) the election must be made on or prior to the applicable Tax Date;

(b) once made, then except as provided below, the election shall be irrevocable as to the particular Shares as to which the election is made;

(c) all elections shall be subject to the consent or disapproval of the Board of Directors;

(d) if the Participant is an Insider and if the Company is subject to Section 16(b) of the Exchange Act: (1) the election may not be made within six (6) months of the date of grant of the Award, except as otherwise permitted by SEC Rule 16b-3(e) under the Exchange Act, and (2) either (A) the election to use stock withholding must be irrevocably made at least six (6) months prior to the Tax Date (although such election may be revoked at any time at least six (6) months prior to the Tax Date) or (B) the exercise of the Option or election to use stock withholding must be made in the ten (10) day period beginning on the third day following the release of the Company's quarterly or annual summary statement of sales or earnings; and

(e) in the event that the Tax Date is deferred until six (6) months after the delivery of Shares under Section 83(b) of the Code, the Participant shall receive the full number of Shares with respect to which the exercise occurs, but such Participant shall be unconditionally obligated to tender back to the Company the proper number of Shares on the Tax Date.


THE BOARD OF DIRECTORS OF THE COMPANY DEEMS PROPOSAL NUMBER 2 TO BE IN THE BEST INTEREST OF THE COMPANY AND ITS SHAREHOLDERS AND RECOMMENDS A VOTE "FOR" ITS APPROVAL.

                                    PROPOSAL NO. 3

APPROVAL OF OPTIONS GRANTED UNDER 1999 EQUITY INCENTIVE PLAN

The following employees, officer, directors, consultants, or advisors of the Company have been granted Options under the Company's 1999 Equity Incentive Plan. The granting of these Options was approved by the Board of Directors and are subject to Shareholder approval.

                          NO. OF SHARES SUBJECT        EXERCISE             EXP
 NAME                             TO OPTIONS           PRICE               DATE


Jay Howard Linn                  40,000                $4.50          9/17/2004

Seymour G. Siegel                40,000                $4.50          9/17/2004

David W. Sass                    40,000                $4.50          9/17/2004

Matthew C. Schilowitz           180,000                $6.97          11/2004

Symbol Technologies              40,000                $4.50          9/17/2004

Leigh M. Rothschild             300,000                $6.97          11/2004

Jeffrey W. Sass                 255,000                $6.97          11/2004


All employees, consultants,
and advisors as a group         204,000                *              **

* Varies according to each individual with ranges from $3.53 to $8.37 ** Varies according to each individual with ranges from 7/2004 - 11/2004

THE BOARD OF DIRECTORS OF THE COMPANY DEEMS PROPOSAL NUMBER 3 TO BE IN THE BEST INTEREST OF THE COMPANY AND ITS SHAREHOLDERS AND RECOMMENDS A VOTE "FOR" ITS APPROVAL.

PROPOSAL NO. 4

INCREASE OF AUTHORIZED SHARES

The Board of Directors propose to increase the authorized shares of Common Stock which the Company shall have authority to issue from 20,000,000 shares of a par value of $.0001 per share to 100,000,000 shares of a par value of $.0001 per share.

The Company has currently authorized 20,000,000 shares of common stock of which 15,404,491 shares are issued and outstanding. In addition, the Company has reserved approximately 3,646,000 shares subject to the exercise of outstanding options and warrants. There is only available for future issuances 949,000 shares.

The management of the Company believes it is in the best interest of the Company to increase the authorized shares so that the shares will be available for future acquisitions, financings and other proper corporate purposes. At the present time the Company is in serious negotiations for one acquisition. This acquisition would require less than 200,000 shares of common stock. The company to be acquired is a start up enterprise that is developing internet technology which is compatible with the Company's current business. The Company is in early stage discussions with several other companies but such additional acquisitions are not necessarily probable at this time. No assurance can be given that the Company will be able to complete any such acquisitions or financings.

The Board of Directors recommends that the stockholders vote "FOR" the increase of authorized shares (Item No. 1 on the proxy card).


THE BOARD OF DIRECTORS OF THE COMPANY DEEMS PROPOSAL NUMBER 4 TO BE IN THE BEST INTEREST OF THE COMPANY AND ITS SHAREHOLDERS AND RECOMMENDS A VOTE "FOR" ITS APPROVAL.

                                     PERFORMANCE CHART

         Set forth below is a comparison of the total stockholder return on the Company's Common Stock for the period beginning September 30, 1997 and ending September 30, 1999 with the total stockholder return for the same period for the indicated indices. The total stockholder return reflects the annual change in share price, assuming an investment of $100.00 on September 30, 1997 plus the reinvestment of dividends, if any. No dividends were paid on the Common Stock during the period shown. The return shown is based on the annual percentage change during each fiscal year in the five year period ended September 30, 1999. The stock price performance shown below is not necessarily indicative of future stock price performance.


                                            Total Return To Shareholder's

                                            (Dividends reinvested monthly)



                                                     ANNUAL RETURN PERCENTAGE
                                                              Years Ending

Company / Index                                      Sep97             Sep98            Sep99

BARPOINT.COM INC                                     -93.75            -38.38           2380.87
S&P SMALLCAP 600 INDEX                               36.97             -18.67           17.54
COMPUTER(SOFTWARE&SVC)-SMALL                         7.78              -1.26            38.27



                                                              INDEXED RETURNS
                                                              Base Years Ending
                                                                      Period

Company / Index                                      Sep96             Sep97            Sep98             Sep99

BARPOINT.COM INC                                     100               6.25             3.85              95.58
S&P SMALLCAP 600 INDEX                               100               136.97           111.39            130.93
COMPUTER(SOFTWARE&SVC)-SMALL                         100               107.78           106.42            147.15



                                          OTHER BUSINESS TO BE TRANSACTED

         As of the date of this Proxy Statement, the Board of Directors knows of no other business to be presented for action at the Annual Meeting of Stockholders. As for any business that may properly come before the Annual Meeting or any continuation or adjournment thereof, the Proxies confer discretionary authority to the person named therein. These persons will vote or act in accordance with their best judgment with respect thereto.


                                           ANNUAL REPORT TO STOCKHOLDERS

         The Annual Report to Stockholders for the year ended September 30, 1999 is being mailed to stockholders with this Proxy Statement.


                                    STOCKHOLDER PROPOSAL - 2000 ANNUAL MEETING

         Any stockholder proposals to be considered by the Company for inclusion in the proxy material for the 2000 Annual Meeting of Stockholders must be received by the Company at its principal executive offices by September 30, 2000.

         The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the meeting, please sign the proxy and return it in the enclosed envelope.

BY ORDER OF
THE BOARD OF DIRECTOR


Jeffrey W. Sass, Secretary


Miami, Florida
March 1, 2000

                                                        PROXY

     This Proxy is Solicited on Behalf of the Board of Directors

         KNOW ALL MEN BY THESE PRESENTS, that the undersigned, a shareholder in BarPoint.com, Inc., a Delaware corporation ("BarPoint"), hereby appoints Leigh
M. Rothschild and David W. Sass, and each of them acting jointly, if more than one be present, to be the true and lawful attorneys and proxies for the undersigned, to vote all shares of BarPoint as the undersigned is entitled to vote, with all powers the undersigned would possess if personally present, at the annual meeting of shareholders of BarPoint to be held on April 4, 2000 or any adjournment thereof, on the following matters as designated below and, in their discretion, on such other matters as may properly come before the meeting. This proxy will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the following Proposals.

1.       ELECTION OF DIRECTORS

For all nominees listed below                        Withhold Authority to
(Except as Marked to the                             Vote All Nominees Listed
Contrary)          ________                          Below   _______

     LIST OF DIRECTORS: Leigh M. Rothschild, Jeffrey W. Sass, David W. Sass, Matthew C. Schilowitz, Seymour G. Siegel, Jay Howard Linn, and Kenneth Jaeggi.

     (INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee's name on the line provided below.)

2.       APPROVAL OF 1999 EQUITY INCENTIVE PLAN

         FOR   [    ]      AGAINST   [    ]          ABSTAIN   [    ]

3.       APPROVAL OF OPTIONS GRANTED UNDER 1999 EQUITY INCENTIVE PLAN

         FOR   [    ]      AGAINST   [    ]          ABSTAIN   [    ]

4. APPROVAL OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION INCREASING TO 100,000,000 SHARES THE NUMBER OF COMMON STOCK TO BE AUTHORIZED.

         FOR   [    ]      AGAINST   [    ]          ABSTAIN   [    ]
----------------------------------------------------------------------------
OTHER MATTERS: Granting the proxies discretionary authority to vote upon any other unforseen matters which are properly brought before the meeting as management may recommend.

         The undersigned hereby revokes any and all other proxies heretofore given by the undersigned and hereby ratifies all that the above named proxies may do at such meetings, or at any adjournments thereof, by virtue hereof.

         When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such and also state the name of the stockholder of record for whom you act. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                               Dated:__________________, 2000
                                                -----------------------------

                                               Signature
                                                -----------------------------
                                               Signature, if held jointly

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY USING THE ENCLOSED ENVELOPE